                                                                  EXHIBIT 10.31


                          CHANGE IN CONTROL AGREEMENT

         THIS CHANGE IN CONTROL AGREEMENT (this "Agreement"), dated this 28th day of March, 1996, by and between Community Bancshares, Inc. a Delaware corporation (the "Company"), and Kennon R. Patterson, Sr. (the "Executive").

                                  WITNESSETH:

         WHEREAS, the Company wishes to assure itself and its key employees of continuity of management and objective judgment in the event of any actual or contemplated Change in Control of the Company, and the Executive is a key employee of the Company and is an integral part of management of the Company (for purposes hereof employment with any present or future parent or subsidiary corporation of the Company shall be considered employment by the Company); and

         WHEREAS, this Agreement is not intended to materially alter the compensation and benefits that the Executive could reasonably expect to receive in the absence of a Change in Control of the Company, and this Agreement accordingly will be operative only upon circumstances relating to an actual or anticipated change in control of the Company.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

         I.               OPERATION OF AGREEMENT

         This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Company during the term of this Agreement, all of the provisions hereof shall become operative immediately.

         II.              TERM OF AGREEMENT

                 The term of this Agreement shall be for an initial three (3) year period commencing on the date hereof, and shall be renewable at the end of the first year of such initial three (3) year period and annually thereafter, for an additional one (1) year period following the initial three (3) year period and prior extensions thereof in the sole discretion of the Compensation Committee and upon such terms and conditions as the Compensation Committee may authorize at such time.

         III.             DEFINITIONS

         1. "BOARD" or "BOARD OF DIRECTORS" - the Board of Directors of the Company.

         2.      "CAUSE" - either

                 (i) any act that constitutes, on the part of the Executive, (A) fraud, dishonesty, a felony or gross malfeasanc e of duty, and
(B) that directly results in material injury to the Company; or

                 (ii) conduct by the Executive in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board acting reasonable and in good faith;

provided, however, that in the case of (ii) above, such conduct shall not constitute Cause unless the Board shall have delivered to the Executive notice setting forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Executive may take such remedial action, and the Executive shall not have taken such specified remedial action within such specified reasonable time.

         3.      "CHANGE IN CONTROL" - Either

                 (i) the acquisition, directly or indirectly, by any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1937, as amended) within any twelve (12) month period of securities of the Company representing an aggregate of twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                 (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, cease for any reason to constitute at least a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period; or

                 (iii) consummation of (a) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least sixty (60)% of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (b) a plan of complete liquidation of the Company or an agreement for the sale of disposition by the Company of all or substantially all of the Company's assets; or

                 (iv) the occurrence of any other event or circumstance which is not covered by (i) through (ii) above which the Board determines affects control of the Company and, in order to implement the purposes
         of this Agreement as set forth above, adopts a    resolution that such
         event or circumstance constitutes a Change in Control of the purposes
         of this   Agreement.

         4.      "CODE" - the Internal Revenue Code of 1986, as amended.

         5. "COMPENSATION COMMITTEE" - the Executive Compensation Committee of the Board of Directors of the Company, or any successor committee.

         6. "DISABILITY" - the Executive's probable and expected inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full time basis for a period of six (6) months.
The determination of whether the Executive suffers a Disability shall be made by a physician acceptable to both the Executive (or his personal representative) and the Company.

         7. "EXCESS SEVERANCE PAYMENT" - the term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

         8. "INVOLUNTARY TERMINATION" - termination of the Executive's employment by the Executive following a Change in Control which, in the reasonable judgment of the Executive, is due to (i) a change of the Executive's responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties (including changes resulting from the assignment to the Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in the Executive's compensation or benefits as in effect immediately prior to the Change in Control, or (iii) a forced relocation of the Executive's primary place of employment to a place more than fifty (50) miles from the Executive's primary place of employment immediately prior to the Change in Control. Involuntary Termination does not include retirement (including early retirement) within the meaning of the Company's retirement plan, or death or Disability of the executive.

         9. "PRESENT VALUE" - The term "Present Value" shall have the same meaning as provided in Section 280G(d)(4) of the Code.

         10. "SEVERANCE PAYMENT" - The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

         11. "REASONABLE COMPENSATION" - The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code.

         IV.     BENEFITS UPON TERMINATION FOLLOWING A CHANGE IN
                 CONTROL

         1. TERMINATION - The Executive shall be entitled to, and the Company shall pay or provide to the Executive, the benefits described in
Section 2 below if (a) a Change in Control occurs during the term of this Agreement, and (b) the Executive's employment is terminated within thirty (30) months following the Change in Control either (i) by the Company (other than for Cause or by reason of the Executive's death or Disability) or (ii) by the Executive pursuant to Involuntary Termination; provided, however, that if:

         (a) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consummated, would lead to a Change in Control (either transaction being referred to herein as the "Proposed Transaction"); and

         (b) the Executive's employment is thereafter terminated by the Company other than for Cause or by reason of the Executive's death or Disability; and

         (c) the Proposed Transaction is consummated within one (1) year after the date of termination of the Executive's employment.

then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of the Executive's employment shall be deemed to have occurred within two (2) years following a Change in Control.

         2. BENEFITS TO BE PROVIDED - If the Executive becomes eligible for benefits under Section 1 above, the Company shall pay or provide to the Executive the benefits set forth in this Section 2.

         (a) SALARY - The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(c) below) for a period of thirty (30) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty
(30) days after his termination of employment; provided further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value. For purposes hereof, the Executive's "current salary" shall be the highest rate in effect during the six-month period prior to the Executive's termination.

         (b) BONUSES - The Executive shall receive payments from the Company for the thirty (30) months following the month in which this employment is terminated in an amount for each such month equal to one-twelfth of the average of the bonuses earned by him for the two calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision, other than to serve as a measurement for this portion of the severance benefit. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value.

         (c) HEALTH AND LIFE INSURANCE COVERAGE - The health and life insurance benefits coverage provided to the Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires,reaches age 65 or similar events), beginning on the date of such termination and ending on the date thirty (30) months from the date of such termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period at the same level and on the same terms as provided to the Executive immediately prior to his termination, to the extent permitted by the applicable policies or contract. Any costs Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits as it can find for other officers in similar positions.

         (d) EMPLOYEE RETIREMENT PLANS - To the extent permitted by the applicable plan, the Executive will be fully vested in and will be entitled to continue to participate, consistent with past practices, in all employee retirement plans maintained by the Company in effect as of his date of termination. The Executive's participation in such retirement plans shall continue for a period of thirty (30) months from the date of termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan. If full vesting and continued participation in any plan is not permitted, the Company shall pay to the executive and, if applicable, his beneficiary, a supplemental benefit equal to the Present Value on the date of termination of employment of the excess of (i) the benefit the Executive would have been paid under such plan if he had been fully vested and had continued to be covered for the 30-month period as if the Executive had earned compensation described under (a) and (b) above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (ii) the benefit actually payable to or on behalf of the Executive under such plan. For purposes of determining the benefit under (i) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as the Executive's account under such plan at the time of termination of employment. The Company shall pay such supplemental benefits (if any) in a lump sum.

         (e) CAREER COUNSELING - The Company will provide career counseling and out placement services on an individual basis to the Executive as the Company deems appropriate and for a reasonable period following the Executive's termination of employment; provided, however, that the Company's obligation to provide such services shall terminate at such time, if any, as the cost of such services exceeds $5,000.

         (f)     EFFECT OF LUMP SUM PAYMENT - The lump sum payment under (a) or
(b) above shall not alter the amounts the Executive is entitled to receive under the benefit plans described in (c) and (d) above. Benefits under such plans shall be determined as if the Executive had remained employed and received such payments over a period of thirty (30) months.

         (g) EFFECT OF DEATH OR RETIREMENT - The benefits payable or to be provided under this Agreement shall continue in the event of the Executive's death and shall be payable to his estate or named beneficiary. The benefits payable or to be provided under this Agreement shall cease in the event of the Executive's election to commence retirement benefits under the Company's retirement plan.

         (h) LIMITATION ON AMOUNT - Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to the Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as Severance Payments shall be modified or reduced in the manner provided in (h) below to the extent necessary so that the benefits payable or to be provided to the Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid in Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Internal Revenue Code Section 280G, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

         (i) MODIFICATION OF AMOUNT - In the event that the amount of any Severance Payments that would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Section 2, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Company.

         (j) AVOIDANCE OF PENALTY TAXES - This Section 2 shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise.

         (k) ADDITIONAL LIMITATION - In addition to the limits otherwise provided in this Section 2, to the extent permitted by law, the Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code.

         (l) NO OBLIGATION TO FUND - The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

         VI.         MISCELLANEOUS

         1. CONTRACT NON-ASSIGNABLE - The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of the Executive, and agree that this Agreement may not be assigned or transferred by the Executive, in whole or in part, without the prior written consent of the Company. Any business entity succeeding to all or substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by this Agreement.

         2. OTHER AGENTS - Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

         3. NOTICES - All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:                   Community Bancshares, Inc.
                                  P.O. Box 1000
                                  Blountsville, Alabama  35031

To the Executive:                 Kennon R. Patterson, Sr.
                                  P.O. Box 369
                                  Blountsville, Alabama  35031

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

         4. PROVISIONS SEVERABLE - If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

         5. WAIVER - Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

         6. AMENDMENTS AND MODIFICATIONS - This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

         7. GOVERNING LAW - The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Alabama.

         8. ARBITRATION OF DISPUTES; EXPENSES - The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, including matters relating to any funding arrangements for the benefits provided under this Agreement, shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay the Executive's reasonable legal fees and expenses incurred in enforcing this Agreement. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with the arbitration, provided that the fee for the arbitrator shall be shared equally.

         9. INDEMNITY - The Executive shall be entitled to the benefits of the indemnity currently applicable to the Executive, if any, as provided by the Company's articles of incorporation or bylaws. Any changes to the articles of incorporation or bylaws reducing the indemnity granted to officers shall not affect the rights granted hereunder. The Company may not reduce these indemnity benefits confirmed to the Executive hereunder without the written consent of the Executive.

         10. TERMINATION OF PRIOR AGREEMENTS - The Executive hereby agrees to a mutual termination, effective as of the effective date of this Agreement, of any prior existing change in control agreements (by whatever name), providing benefits to the Executive upon a termination of employment following a Change in Control of the Company, to which he and the Company are parties, and as to such prior agreements, if any, the Executive releases all claims, rights and entitlements.

         11. REGULATORY APPROVALS - The Agreement, and the rights and obligations of the parties hereto, shall be subject to approval of the same by any and all regulatory authorities having jurisdiction over the Company, to the extent such approval is required by law, regulation, or order.

         12. REGULATOR INTERVENTION - Notwithstanding any term of this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

         (a) The Company's obligations to provide compensation or other benefits to Executive under this Agreement may be suspended if the Company has been served with a notice of charges by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C.
1818) directing the Company to cease making payments required hereunder; provided, however, that

                 (i) The Company shall seek in good faith with its best efforts to oppose such notice of charges as to which there are reasonable defenses;

                 (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Company to resume its obligations to provide compensation or other benefits hereunder, the Company shall immediately resume such payments and shall also pay Executive the compensation withheld while the contact obligations were suspended, except to the extent precluded by such notice; and

                 (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected, except to the extent precluded by such notice.

         (b) The Company's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated to the extent a final order has been entered by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Company not to make the payments required hereunder; provided, however, that the vested rights of the contracting parties shall not be affected by such order, except to the extent precluded by such order.

         (c) The Company's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the Federal Deposit Insurance Company promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any "golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

         (d) Notwithstanding the foregoing, the Company shall not be required to make any payments under this Agreement prohibited by law.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunto set his hand, as of the date and year first above written.


                                        COMMUNITY BANCSHARES, INC.

                                        By:
                                           --------------------------------
                                        Title:
                                              Chairman, President and Chief
                                              Executive Officer

Attest:
       -------------------------------
Title: Secretary

(CORPORATE SEAL)

       EXECUTIVE


       -------------------------------

                                      (SEAL)
       -------------------------------